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                                    AGREEMENT

	THIS AGREEMENT made this 1st day of November, 1996, by and between VERTEX INDUSTRIES, INC., a corporation with principal offices located at 23 Carol Street, Clifton, New Jersey, 07014-0996 (hereinafter
"Vertex) and DAVIS SAUNDERS ASSOCIATES, L.L.C., with principal offices located at 5243 Quail Hollow Court, Boulder, Colorado, 80301
(hereinafter "Davis Saunders").

	Davis Saunders is hereby retained by Vertex to provide services as a sales consultant to Vertex. Davis Saunders may utilize the title, Western Regional Manager, subject to the terms set forth hereinbelow.

	It is understood and agreed that Davis Saunders is an independent contractor which has full and complete liberty and discretion as to the manner of performance of the work requested by Vertex within the scope of acceptable professional standards. The methods and procedures for such work shall be agreed upon by Vertex and Davis Saunders prior to such performance.

	It is understood that Davis Saunders or any of its employees, is/are not employees, agents, partners or joint venturers with Vertex for any purpose. Furthermore, neither Davis Saunders nor any person Davis Saunders may engage in connection with any work hereunder shall be entitled to Vertex employee benefits such as, but not limited to, Workers' Compensation, vacation and unemployment, medical, accident or health insurance. Davis Saunders agrees to pay all compensation and social security taxes, if any, applicable to the services it provides.

	In order for Davis Saunders to perform under this agreement, Vertex may give it access to certain proprietary information. In consideration of the compensation to be paid under this agreement, it is understood that Davis Saunders will keep all such proprietary information confidential, acknowledge that it is the property of Vertex and hold it in secrecy and confidence. Davis Saunders further agrees that it will not use such information for any purpose other than for performance under this agreement and will not disclose it to any person or entity or make any record or copy of any information or other disclosure or embodiment of the said information without the prior written approval of Vertex. Upon the request of Vertex, or the termination of this agreement, whichever occurs first, Davis Saunders agrees to return any and all materials furnished to it by Vertex. Davis Saunders' obligation under this agreement with respect to disclosure of proprietary information will not extend to any information that is (a) known to Davis Saunders as of the date of this agreement from a source other than one having an obligation of confidentiality to Vertex; (b) hereafter becomes known to Davis Saunders independently of the disclosure by Vertex, except from the source having an obligation of non-disclosure to Vertex; or (c) becomes publicly known by a public use or publication or otherwise ceases to be secret or confidential through no fault of Davis Saunders.
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	It is understood that Davis Saunders assumes all risks of property loss or damage, and of personal injury or death which may be sustained by Davis Saunders, its employees and/or agents in connection with, or arising out of, Davis Saunders' performance of the work under this agreement, unless resulting from the gross negligence or intentional misconduct of Vertex, or any agent or employee of Vertex. Davis
Saunders, and not Vertex, shall be responsible for all losses and damages to person or property caused by the negligence or intentional misconduct of Davis Saunders or any of its employees or agents in performing their obligations under this agreement.

	This agreement shall be non-assignable by Davis Saunders, however Vertex may assign any of its rights hereunder. Any assignment in breach of this agreement shall be null and void.

	Davis Saunders shall receive a monthly retainer in the amount of $6,500.00 plus reasonable expenses. Said retainer must be invoiced to Vertex. Any single expense over $400.00 must be pre-approved by Vertex.
 Davis Saunders shall submit an expense invoice at the end of each calendar month.

	In addition to the retainer set forth above, Davis Saunders shall be entitled to a commission of one (1%) percent of gross sales generated by it, payable upon receipt of payment in full by Vertex. Payment of commission will be made by Vertex within fifteen (15) days, without requiring an invoice from Davis Saunders. Davis Saunders shall be entitled to said commission on all orders from any single customer generated by Davis Saunders for a period of two (2) years from the initial order, unless otherwise extended in writing by the parties.

	Davis Saunders shall provide Vertex with monthly reports outlining its plans for the following month, action taken in the previous month in furtherance of this agreement, sales forecasts and such other and further reasonable information Vertex requires.

	Payments of retainer and expenses will be made to Davis Saunders within thirty (30) days of receipt of an invoice by Vertex for services rendered and expenses incurred.

	This agreement will be effective as of November 1, 1996, and will continue in effect until terminated by either party, with or without cause, upon thirty (30) days written notice to the other party by mailing such notice to the other party, certified mail, return receipt requested, at the address set forth above. In the event that a party has a change of address, it shall immediately notify the other party.

	This agreement shall be interpreted according to the laws of the State of New Jersey and the Courts of New Jersey shall have exclusive jurisdiction over the interpretation of this agreement and any dispute arising thereunder.

	This agreement sets forth the entire agreement and understanding between the parties hereto as to the subject matter of this agreement and all prior discussions between the parties are merged into this agreement. Neither party hall be bound by any conditions, definitions, warranties or representations except as expressly provided in this agreement or as fully set forth on or subsequent to the date hereof in writing and signed by a duly authorized representative of the party to be bound thereby.
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                                   VERTEX INDUSTRIES, INC.

                                   BY:  s/ Ronald C. Byer
                                   RONALD C. BYER

                                   DAVIS SAUNDERS ASSOCIATES, L.L.C.

                                   BY:  s/ Roger Davis
                                   ROGER DAVIS